State of Delaware
Secretary of State
Division of Corporations
Delivered 05:08 PM 04/06/2017
FILED 05:08 PM 04/06/2017
SR 20172326938 - File Number 5493825

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Pacific Media Group Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Pacific Media Group Enterprises, Inc. resolutions were duly adopted setting forth two proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling for consideration thereof and consent thereto by a majority in interest of the stockholders of the corporation. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

The name of the corporation shall be: Extract Pharmaceuticals Inc.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

> The corporation shall have the authority to issue two hundred million shares of common stock with a par value of $0.0001 and twenty million shares of preferred stock with a par value of $0.0001. The preferred stock may be issued in series, each of which may have such voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as shall be stated in the resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by this provision of its certificate of incorporation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, written consents for the above amendment were obtained from a majority in interest of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of April, 2017.

By: /s/ Daniel Masters
Secretary